Filed Pursuant to Rule 433

Registration Statement No. 333-226539

November 5, 2019

PRICING TERM SHEET FOR THE 3.70% DEBENTURES, SERIES 2019 B

Issuer:	Consolidated Edison Company of New York, Inc.

Anticipated Ratings (Moody’s; S&P; Fitch)*:	A3 (Stable); A- (Stable); A- (Stable)

Issue of Securities:	3.70% Debentures, Series 2019 B due 2059

Principal Amount:	$600,000,000

Interest Rate:	3.70% per annum

Interest Payment Dates:	May 15 and November 15 commencing on May 15, 2020

Maturity Date:	November 15, 2059

Benchmark Treasury:	2.875% due May 15, 2049

Benchmark Treasury Price / Yield:	111-09+ / 2.343%

Spread to Benchmark Treasury:	+140 basis points

Yield to Maturity:	3.743%

Public Offering Price:	99.111% of the principal amount

Optional Redemption Provisions:	Make Whole call at any time prior to May 15, 2059 (the “par call date”) at Treasury Rate +25 basis points (calculated to the par call date) Callable on or after the par call date at par

Pricing Date:	November 5, 2019

Settlement Date:	November 8, 2019 (T+3)

CUSIP:	209111 FW8

Joint Book-Running Managers:	BofA Securities, Inc. Wells Fargo Securities, LLC Scotia Capital (USA) Inc. TD Securities (USA) LLC

Co-Managers:	Morgan Stanley & Co. LLC PNC Capital Markets LLC Siebert Williams Shank & Co., LLC Academy Securities, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll free at 1-800-294-1322 and Wells Fargo Securities, LLC toll free at 1-800-645-3751.